SOURCING AGREEMENT

This sourcing agreement (this "Agreement") is dated May 1, 2002, and is between DESIGNS, INC., a Delaware corporation ("Designs"), and KELLWOOD COMPANY, a Delaware corporation ("Kellwood").

Designs is engaged in the business of retail sale of apparel and accessories ("Merchandise") at retail locations throughout the United States. Designs has submitted a bid to acquire, subject to Section 363 of the U.S. Bankruptcy Code, substantially all the assets of Casual Male Corp., a Massachusetts corporation, and certain related entities (collectively, "Casual Male"; that acquisition, the "Casual Male Acquisition") and has entered into an agreement with Kellwood under which Kellwood has agreed, subject only to the execution and delivery of this Agreement, to lend $10 million to Designs on a subordinated basis, in exchange for a promissory note from Designs to Kellwood (the "Note") to be applied by the Company in whole or in part to fund a portion of the proposed purchase price of the Casual Male Acquisition.

As a condition to the parties' entering into and performing their obligations under the above referenced agreement and the Note, , the parties are entering into this Agreement.

The parties therefore agree as follows:

                                Article 1
                      SOURCING AND SUPPLY SERVICES

1.1	Sourcing and Supply Services.  Kellwood shall manufacture or cause to be manufactured Merchandise for sale to Designs (which for purposes of Article 1 and Article 2 will be deemed to include Designs or any of its Affiliates, including those operating the business acquired from Casual Male), in accordance with orders placed with Kellwood by Designs (such Merchandise when ordered by Designs from Kellwood under this Agreement, "Products"). During the term of this Agreement, the products and services to be provided by Kellwood hereunder will be non-exclusive, and subject to Section 1.2, Designs will have the right to source Merchandise from any Person, it being understood that Kellwood will not have any obligation with respect to Merchandise sourced from such other Persons.

1.2	Minimum Quantity.  Each Contract Year, provided the Casual Male acquisition has been consummated, Designs shall place with Kellwood orders for Products having not less than the following aggregate whole Product Cost ( the "Minimum Quantity") (not including the Merchandise currently being supplied by Kellwood to Designs which includes Dockers Exact(r) and Slates(r) product for Designs Levis/Dockers outlet stores), so long as such Products, satisfactory to Designs in quality and quantity, are timely supplied by Kellwood at reasonably competitive prices:
	Contract Year 1		$50,000,000
	Contract Year 2		$52,500,000
	Contract Year 3		$55,125,000
	Contract Year 4		$57,881,250
	Contract Year 5		$60,775,312
	Contract Year 6		$63,814,077
	Contract Year 7		$67,004,780

	(a)	For purposes of this Agreement, "Product Cost" of any Products means the wholesale price of those Products invoiced by Kellwood to Designs, which includes the Cost of Goods Sold (as defined in Section 2.3) and the related
Margins (as defined in Section 2.2).

	(b)	Designs and Kellwood shall cooperate in good faith to assure that the prices charged or proposed to be charged to Designs by Kellwood are reasonably competitive.

	(c)	In the event that the aggregate Product Cost of Designs' purchases of Products from Kellwood in any Contract Year shall be less than the Minimum Quantity for such Contract Year specified in (a) above, then (i) the Minimum Quantity specified in (a) above for the immediately following Contract Year shall be increased by the amount of such shortfall, up to 20% of the Minimum Quantity so specified for the Contract Year in which such shortfall occurred, and (ii) Designs shall pay to Kellwood as liquidated damages an amount equal to 15.5% of the amount of such shortfall (if any) in excess of 20% of such Minimum Quantity so specified for such Contract Year. In the event that the Minimum Quantity for any such following Contract Year has been so increased by up to 20% of the shortfall from the preceding Contract Year, then to the extent, if any, that the aggregate cost of Designs' purchases of Products from Kellwood in such immediately following Contract Year shall be less than the Minimum Quantity for such following Contract Year (as so increased), Designs shall pay to Kellwood as liquidated damages an amount equal to 15.5% of such shortfall in such following Contract Year, and no further payment or adjustment shall be due and no further increase shall be made by reason of such past shortfalls in the Minimum Quantity specified for any subsequent Contract Year.

1.3	Purchasing Procedure.  At its expense, Designs shall prepare and deliver reasonably detailed Product specifications in writing to Kellwood.

	(a)	Kellwood shall then promptly supply Designs with samples of the
Products so ordered.
	(b)	If such samples are satisfactory to Designs in quality and the
Product Cost is competitive, Designs shall then, using purchase orders in a form reasonably acceptable to Kellwood (including providing for a commercially reasonable schedule for delivery), authorize Kellwood to manufacture and sell to
Designs those Products in the quantities specified in such purchase orders.
	(c)	Kellwood shall then promptly confirm those orders in writing and use commercially reasonable efforts to comply with the specifications and timing requirements of Designs.
	(d)	Designs may, at its expense and if it deems appropriate, cause its employees and representatives to travel to Kellwood's offices and to facilities of Kellwood in connection with the purchase of Merchandise.
	(e)	Designs may return to Kellwood for full credit any Products that
Designs , in good faith, determines to be commercially defective.  To the extent that any defective product, together with any claims, as specified in Section
2.5, exceeds 5% of the Minimum Quantity for the Contract Year, as specified in
Section 1.2, such amount will be credited for purposes of determining Designs'
compliance with its obligations under Section 1.2.

1.4	Forecasts by Designs.  In order to facilitate Kellwood's sourcing of
Products, Designs shall provide Kellwood from time to time and as reasonably requested by Kellwood with forecasts of the quantity and type of Merchandise Designs intends to purchase under this Agreement in the reasonably foreseeable future, but in no event more than six months ahead of placing orders.

1.5	Maintenance of Records by Kellwood; Audit Rights.  Kellwood shall provide to Designs summary and detailed invoice and Cost of Goods Sold information with respect to each purchase order Designs places under this Agreement.
Kellwood shall maintain reasonably complete and accurate records of all Products ordered, in process, finished, or in transit sufficient to support such invoices and Cost of Goods Sold and shall at the request of Designs provide reasonable access to, or copies of, those records.

1.6	Post-Order Responsibility.  Once a purchase order has been submitted to
Kellwood, Designs may not materially modify or cancel that order without Kellwood's prior written consent, which shall not unreasonably be withheld. Designs may, however, modify or cancel without Kellwood's prior written consent a purchase order submitted to Kellwood if Kellwood fails to comply in any material respect with the terms of that purchase order, in which case the rights of Designs will be governed by the terms of that purchase order. Designs shall bear all out-of-pocket costs reasonably incurred by Kellwood as a result of any material modification or cancellation of a purchase order by Designs. Kellwood shall promptly advise Designs of any anticipated problems or delays in production or delivery and shall use commercially reasonable efforts to resolve any such problems.

1.7	Involvement by Kellwood Personnel.  Kellwood will provide the dedicated services of such Kellwood personnel as may be reasonably necessary for the full performance of this Agreement.

                              Article 2
                         DELIVERY AND PAYMENT

2.1	Delivery of Products.  Kellwood will be deemed to have completed delivery of any Products, and title risk of loss with respect to those Products will pass to Designs, F.O.B. Kellwood's shipping point.

(a)	Kellwood will be responsible for clearing Products through customs in foreign and domestic ports.

2.2	Margin.  The Product Cost for Products provided by Kellwood under this
Agreement shall include a margin (the "Margin") equal to 15.5% of such Product Cost.

2.3 	Cost of Goods Sold.  The Product Cost charged by Kellwood to Designs and its Affiliates for any Products will be Kellwood's wholesale price of those Products, which includes the Cost of Goods Sold (as defined in Section 2.3) and the related Margins (as defined in Section 2.2.) The "Cost of Goods Sold" for each shipment of Products means actual costs for pre-production, plus sourcing or production costs, which will be comprised of the product purchase price or, if manufactured, the direct materials, direct labor and manufacturing overhead; plus freight-in, duty, commissions, or any other direct costs of purchasing or manufacturing the product. In addition, Cost of Goods Sold shall include properly allocable warehousing and distribution costs.

2.4	Payments for Products.  On the later of (1) the date on which Products are delivered F.O.B. Kellwood shipping point and (2) the date designated in the purchase order for delivery of those Products, if that date is 10 days or more after the date of actual delivery of those Products, Kellwood shall notify
Designs of the total amount due to Kellwood for the Product Cost for such Products. Within 60 days of Kellwood's presentation to Designs of Kellwood's invoice for any Products (the end of that 60-day period, the "Payment
Deadline"), Designs or one of its Affiliates shall pay to Kellwood the Product Cost for those Products by wire transfer of immediately available funds to an account designated by Kellwood. Any amounts not paid by the Payment Deadline will accrue interest daily from the Payment Deadline until paid in full at an annual rate equal to the lesser of (1) the prime rate announced by Citibank, N.A. from time to time plus 3% and (2) the maximum rate allowed by law.

2.5	Claims.  Kellwood shall, at the request of Designs, accept the return of
Products rejected by Designs and, at the request of Designs, process appropriate claims against Kellwood or any third-party source of those rejected Products, including without limitation claims for refund or credit. To the extent that any financial settlement, payment, or other financial concession actually effected in connection with any such claims, and all such financial settlements, payments, or other financial concessions, together with the Product Cost of any defective Product, as specified in 1.3(e)exceeds 5% of the Minimum Quantity for the Contract Year, as specified in Section 1.2, such amount will be credited for purposes of determining Designs' compliance with its obligations under Section 1.2.


                               Article 3
                          TERM AND TERMINATION

3.1	Term.  Unless terminated earlier as provided in this Agreement, the term of this Agreement is from the date of this Agreement until midnight on February 7, 2010, the last day of Designs' 2009-2010 fiscal year.

3.2	Termination.  This Agreement may be terminated as follows:
(1)	at any time by written agreement of Kellwood and Designs;
(2)	by Designs upon 15 days' notice to Kellwood if any representation made in this Agreement by Kellwood was materially inaccurate when made, remains materially inaccurate, and is not cured prior to expiration of the 15-day period;
(3)	by Kellwood upon 15 days' notice to Designs if any representation made in this Agreement by Designs was materially inaccurate when made, remains materially inaccurate, and is not cured prior to expiration of the 15-day period;
(4)	by Designs immediately upon notice to Kellwood if Kellwood has materially breached any of its obligations under this Agreement and either of the following applies:
	(A)	that breach can reasonably be cured within a 60-day period from the date Designs notifies Kellwood of that breach and Kellwood has not cured that breach prior to expiration of that 60-day period; or
	(B)	that breach cannot reasonably be cured within that 60-day period and
Kellwood does not commence curing that breach within that 60-day period and proceed diligently toward completing that cure, which cure must in any event be completed prior to expiration of a 120-day period from the date Designs notifies Kellwood of that breach;

(5)	by Kellwood immediately upon notice to Designs if Designs has materially breached any of its obligations under this Agreement and either of the following applies:
	(A)	that breach can reasonably be cured within a 60-day period from the date Kellwood notifies Designs of that breach and Designs has not cured that breach prior to expiration of that 60-day period; or
	(B)	that breach cannot reasonably be cured within that 60-day period and
Designs does not commence curing that breach within that 60-day period and proceed diligently toward completing that cure, which cure must in any event be completed prior to expiration of a 120-day period from the date Kellwood notifies Designs of that breach;

(6)	by Designs immediately upon notice to Kellwood if there occurs a
Bankruptcy Event with respect to Kellwood;

(7)	by Kellwood immediately upon notice to Designs if there occurs a
Bankruptcy Event with respect to Designs; and

(8)	by either party upon notice to the other in the event that (x) the Casual
Male Acquisition shall not have been consummated prior  June 28, 2002 or
(y) performance of this Agreement is rendered impossible for 180 consecutive days due to any Event of Force Majeure (as defined in Section
6.1).

3.3	Effects of Termination.  In the event of the expiration or termination of this Agreement for any reason, Kellwood will have no further liability or obligation to Designs under this Agreement except as otherwise provided in this Agreement, and except that this Agreement will govern the rights and obligations of the parties with respect to all orders for Products placed prior to expiration or termination of this Agreement.

3.4	Return of Materials.  In the event of expiration or any termination of this Agreement for whatever reason, then within 15 calendar days following sale or other disposition of all Products delivered pursuant to this Agreement each party shall return to the other party all samples, books, records, designs, and materials of any kind belonging to the other party and all copies thereof.

3.5	Confidentiality.  Neither party may disclose to any other Person any
Confidential Information belonging to the other party that was disclosed under this Agreement. Upon the expiration or termination of this Agreement, each party will cease to use the other party's Confidential Information and shall return to the other party all tangible Confidential Information provided to it by the other party.

3.6	Copyright, Patent and Trademark Rights.  Each of the parties reserves all property rights, including copyright, patent, and trademark rights, in all of their respective materials, publications, research, software, data, devices, designs, concepts, and trade names in connection with the products and services provided by Kellwood to Designs under this Agreement.

                                Article 4
                             REPRESENTATIONS

4.1	Representations of Designs.  Designs represents to Kellwood as follows:
(a)	Designs is a corporation validly existing and in good standing under the law of the State of Delaware.

(b)	Designs' board of directors has duly authorized Designs to execute and deliver this Agreement and the Note and perform its obligations under this Agreement and the Note, and no other corporate proceedings of Designs are necessary with respect thereto.

(c)	Each of this Agreement and the Note constitutes the valid and binding obligation of Designs, enforceable in accordance with its terms, except as enforceability is limited by (A) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, or (B) general principles of equity, whether considered in a proceeding in equity or at law.

(d)	Designs' execution and delivery of this Agreement and the Note and performance of its obligations hereunder and thereunder does not (1) violate any provision of the certificate of incorporation or bylaws of Designs as currently in effect, (2) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of the properties or assets of Designs under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which Designs is a party or by which any properties or assets of Designs are bound, or (3) violate any Law or Order to which Designs is subject, except, in the case of (2) or (3) above, for such conflict, breach, default, acceleration, Lien, or right, or notice as would not, individually or in the aggregate, have a material adverse effect on Designs and its subsidiaries taken as a whole.

(e)	Designs is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which Designs is a party, in connection with execution and delivery of this Agreement and the Note and performance of its obligations hereunder.

4.2	Representations of Kellwood.  Kellwood represents to Designs as follows:
(a)	Kellwood is a corporation validly existing and in good standing under the law of the State of Delaware.

(b)	Kellwood's Executive Committee of the board of directors has duly authorized Kellwood to execute and deliver this Agreement and perform its obligations under this Agreement, and no other corporate proceedings of Kellwood are necessary with respect thereto.

(c)	This Agreement constitutes the valid and binding obligation of
Kellwood, enforceable in accordance with its terms, except as enforceability is limited by (A) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, or (B) general principles of equity, whether considered in a proceeding in equity or at law.

(d)	Kellwood's execution and delivery of this Agreement and performance of its obligations hereunder does not (1) violate any provision of the certificate of incorporation or bylaws of Kellwood as currently in effect,
(2) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of the properties or assets of Kellwood under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which Kellwood is a party or by which any properties or assets of Kellwood are bound, or (3) violate any Law or Order to which Kellwood is subject, except, in the case of (2) or (3) above, for such conflict, breach, default, acceleration, Lien, or right, or notice as would not, individually or in the aggregate, have a material adverse effect on Kellwood.

(e)	Kellwood is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which Kellwood is a party, in connection with execution and delivery of this Agreement and performance of its obligations hereunder.

                                Article 5
                             PRODUCT LIABILITY

5.1	Warranty.  Kellwood warrants that each Product supplied to Designs under this Agreement will:

(a)	be of merchantable quality, and fit for its purpose;
(b)	be free of any defects in the design, materials or workmanship;
(c)	be supplied free of all liens, claims and encumbrances; and
(d)	conform to all applicable consumer product labeling and safety standards.

5.2	Product Liability Insurance.  Kellwood shall obtain and maintain product liability insurance on the Products supplied and such insurance will include a broad form Vendor's Endorsement covering Designs.


                                Article 6
                              MISCELLANEOUS

6.1	Force Majeure.  Neither Designs nor Kellwood will be liable for any delays in the performance of this Agreement due to force majeure and causes beyond its reasonable control (each, a "Event of Force Majeure"), including without limitation fires, strikes, disputes, war, civil commotion, terrorist attacks, epidemics, floods, accidents, delays, shortages and laws, regulations, or requests of any Governmental Authority. Upon occurrence of an Event of Force Majeure, Designs will not be relieved of its obligations to make timely payments in accordance with this Agreement.

6.2	Status of Relationship.  Kellwood's relationship with Designs under this
Agreement is solely that of an independent contractor, and nothing contained in this Agreement will be deemed (1) to create a partnership or joint venture between Designs and Kellwood, (2) to cause Kellwood to be responsible in any way for the debts, liabilities, or obligations of Designs, or (3) to give either party the authority to bind or act for the other in any respect, except as specifically provided in this Agreement.

6.3	Governing Law.  This Agreement is governed by the laws of the State of New
York, without giving effect to principles of conflict of laws.

6.4	Jurisdiction; Service of Process.  Any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Process in any such Proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.5. Nothing in this
Section 6.4, however, affects the right of any party to serve legal process in any other manner permitted by law.

6.5	Notices.  Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods: (1) personal delivery, in which case delivery is deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; (3) next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur upon receipt; or (4) facsimile transmission, with written confirmation from the recipient of receipt of the transmission, in which case delivery is deemed to occur on the day of transmission (if transmitted by 5:00 p.m. New York time on a Business Day) or the next Business Day (if transmitted any other time). In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to Kellwood, to:
Kellwood Compnany
600 Kellwood Parkway
Chesterfield, MO  63017
Attention:	Thomas H. Pollihan, Esq.,
			Senior Vice-President, Secretary and General Counsel
Facsimile:	314-576-3388

If to Designs, to:
Designs, Inc.
66 B Street
Needham, MA  02494
Attention:	President
Facsimile:	(781) 433-7462


6.6	Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.7	Amendment; Waiver.   This Agreement may not be amended except by an
instrument in writing signed by or on behalf of each of the parties. No waiver by any party of any breach by any party of any of its obligations under this Agreement or any inaccuracy in any representation by any party in this Agreement will be deemed to extend to any other breach or inaccuracy or affect in any way any rights arising by virtue of any other breach or inaccuracy.

6.8	Entire Agreement.  This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties. In the event of any direct conflict between this Agreement and any term of any purchase order of Designs with respect to Products purchased under this Agreement, this Agreement will govern.

6.9	Counterparts.  This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

6.10	Assignment.  No party may assign any of its rights or obligations under this Agreement without the prior consent of the other parties, except that Designs may at any time assign to any Affiliate of Designs any of its rights and obligations under this Agreement, on condition that concurrently with that assignment Kellwood, Designs, and that Affiliate enter into an amendment to this Agreement that (1) makes that Affiliate a party to this Agreement and (2) provides that Designs guarantees performance by that Affiliate of the assigned obligations.(a) This Agreement is binding in all respects upon, and inures to the benefit of, the successors and permitted assigns of the parties.

6.11	Reporting.  Designs shall promptly furnish to Kellwood (i) monthly unaudited financial statements in form and reasonably satisfactory to Kellwood,
(ii) a copy of each Borrowing Base Certificate furnished by Designs to its senior lenders, and (iii) such other information as to the financial condition of Designs as Kellwood shall reasonably request.

6.12	Definitions.  When used in this Agreement, the following terms have the following meanings:

"Affiliate" means, with respect to any given Person, any other Person at the time directly or indirectly controlling, controlled by or under common control with that Person, or (2) any director, officer or employee of that Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person through ownership of voting securities.

"Bankruptcy Event" means with respect to any Person any of the following:

(1)	the institution by that Person of bankruptcy or insolvency proceedings;
(2)	the consent of that Person to the institution of bankruptcy or insolvency proceedings against that Person;
(3)	the filing by that Person of a petition seeking reorganization or release under applicable law, or the consent by that Person to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of that Person or of any substantial part of the property of that Person;
(4)	the making by that Person of an assignment for the benefit of creditors;
and
(5)	the entry of an Order by a court having jurisdiction adjudging that Person bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of that Person under applicable law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of that Person, or of any substantial part of the property of that Person, or ordering the winding up or liquidation of the affairs of that Person, and
(A) that Person consents to that decree or order or (B) that decree or order remains unstayed and in effect for more than 60 consecutive days.

"Confidential Information" of either party means any confidential or proprietary information of that party, and includes but is not limited to current or anticipated products, processes, know-how, customers, sales, business affairs, contractual arrangements, and the identity of Representatives, but does not include the following:

(1)	information that is or becomes generally available to the public other than as a result of a breach of this Agreement by the receiving party or its Representatives;
(2)	information that was within the receiving party's possession or knowledge prior to its being furnished to the receiving party by or on behalf of the disclosing party, on condition that the source of that information was not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of
confidentiality to the disclosing party;
(3)	information that is or becomes available to the receiving party on a non-
confidential basis from a source other than the disclosing party or any of its Representatives, on condition that that source was not known after reasonable inquiry by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to that information; or
(4)	information that is independently developed by the receiving party without use of Confidential Information or otherwise in a manner not consistent with this Agreement.

"Consent" means any approval, consent, ratification, filing, declaration, registration, waiver, or other authorization (including any Permit).

"Contract" means any written or unwritten agreement, contract, obligation, promise, arrangement, or undertaking that is legally binding, including any amendment or supplement thereto.

"Contract Year" means the fiscal year of Designs, except that Contract Year 1 begins on the date of this Agreement and ends at midnight on January 31, 2004, the last day of Designs' 2003-2004 fiscal year.

"Governmental Authority" means any (1) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (2) federal, state, local, municipal, foreign, or other government, (3) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal, including an arbitral tribunal), (4) multi-national organization or body, and (5) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Law" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Lien" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Order" means any award, decision, injunction, judgment, order, ruling, consent decree, subpoena, or verdict entered, issued, made, or rendered by any court, arbitral tribunal, administrative agency, or other Governmental Body.

"Permit" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

"Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Authority or other entity.

"Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

"Representative" means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of that Person, including legal counsel, accountants, and financial advisors.



The undersigned are executing this Agreement on the date stated in the introductory clause.


KELLWOOD COMPANY


By:

Name:
Title:


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